UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12
Northrop Grumman Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee:

No fee required.
Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

May 11, 2022

Information Regarding Your Northrop Grumman Shares — Your Vote Is Important

To Northrop Grumman Employees:

The company’s 2022 annual meeting of shareholders will be held on Wednesday, May 18. Many of you hold Northrop Grumman shares through one of the company savings plans. This announcement is to encourage you to vote all of your shares if you have not done so already. Your vote is important, and your input is valued.

The voting deadline for participants in the Northrop Grumman Savings Plan or the Northrop Grumman Financial Security and Savings Program for the company’s 2022 annual meeting of shareholders is Sunday, May 15, at 11:59 p.m. Eastern Time.

To cast your vote, visit www.envisionreports.com/NOC and follow the instructions. It is important to vote all of your Northrop Grumman shares held in the Northrop Grumman Savings Plan or the Northrop Grumman Financial Security and Savings Program.

The following are the proposals scheduled to be presented at the annual meeting and the voting recommendations of the company’s board of directors. Please refer to the company’s 2022 Proxy Statement at www.envisionreports.com/NOC for a discussion of why the board recommends that you vote as follows:

Proposal	Board Recommendation
Election of Directors	For
Advisory Vote on Compensation of Named Executive Officers	For
Ratification of Appointment of Independent Auditor	For
Shareholder Proposal to Change the Ownership Threshold to Call a Special Meeting	Against

Note that you may receive multiple communications (electronically and/or by mail) containing proxy materials and voting instructions for each type of account in which you hold shares of Northrop Grumman stock. Review each communication carefully as it is likely not a duplicate and be sure to vote all of your shares in each of your accounts.

On Friday, April 1, you should have received an email notification from Northrop Grumman’s transfer agent, Computershare, sent to your email address on record (either your personal or company address), containing instructions for viewing the proxy statement and annual report, and for voting your shares. Computershare also will send a reminder email notification this evening.

If you did not receive an email notification, or wish to change your vote, contact Computershare at 877-498-8861.

Dear [Shareholder], This is a reminder that Northrop Grumman Corporation's 2022 Annual Meeting of Shareholders will be held on May 18, 2022 at 8:00 a.m., Eastern Time.

Review meeting materials and proposals

Cast your vote

Votes submitted online must be received by 1:00 a.m., Eastern Time, on May 18, 2022.
If shares are held on your behalf under any of the Company Savings Plans, you only have four more days to vote: voting instructions must be received by 11:59 p.m., Eastern Time, on May 15, 2022.
YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE.
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